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EXHIBIT 21.1

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
                                       JURISDICTION OF
SUBSIDIARIES OF REGISTRANT             INCORPORATION
Cymer (Barbados) Ltd.                  Barbados

Cymer B.V.                             Netherlands

Cymer International, Ltd.              Barbados

Cymer Japan, Inc.                      Japan

Cymer Korea, Inc.                      Korea

Cymer Services, Inc.                   Nevada

Cymer Singapore Pte Ltd.               Singapore

Cymer Southeast Asia, Ltd.             Taiwan